AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) is made as of this 26th day of April 2024, by Hartford Series Fund, Inc. (“HSF”), on behalf of Hartford Small Cap Growth HLS Fund (the “Acquiring Fund”), and Hartford HLS Series Fund II, Inc. (“HLS II”), on behalf of Hartford Small Cap Growth HLS Fund (the “Acquired Fund”). Each of HSF and HLS II (each a “Company” and collectively, the “Companies”) are a Maryland corporation with their principal place of business at 690 Lee Road, Wayne, PA 19087.

This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a)(1)(F) of the United States Internal Revenue Code of 1986, as amended (“Code”). The reorganization and liquidation will consist of (1) the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of common stock of the Acquiring Fund (“Acquiring Fund Shares”) corresponding to the class of outstanding shares of common stock of the Acquired Fund (“Acquired Fund Shares”), as described herein, (2) the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, and (3) the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, as provided herein (“Reorganization”), all upon the terms and conditions hereinafter set forth in this Agreement.

WHEREAS, the Directors of HSF have determined, with respect to the Acquiring Fund, that the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Acquired Fund for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquiring Fund and that the interests of the existing shareholders of the Acquiring Fund would not be diluted as a result of this transaction; and

WHEREAS, the Directors of HLS II have determined, with respect to the Acquired Fund, that the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Acquired Fund for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund is in the best interests of the Acquired Fund and that the interests of the existing shareholders of the Acquired Fund would not be diluted as a result of this transaction.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	REORGANIZATION

1.1.

Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Acquired Fund agrees to sell, assign, convey, transfer and deliver all of the property and assets of the Acquired Fund, as set forth in paragraph 1.2 herein, to the Acquiring Fund, and the Acquiring Fund agrees in exchange therefor: (i) to deliver to the Acquired Fund the number of full and fractional Class IA and Class IB Acquiring Fund Shares determined by dividing the value of the Acquired Fund’s net assets with respect to the corresponding class of Acquired Fund Shares, computed in the manner and as of the time and date set forth in paragraph 2.1 herein, by the net asset value of one Acquiring Fund Share of the corresponding class, computed in the manner and as of the time and date set forth in paragraph 2.2 herein; and (ii) to assume all liabilities of the Acquired Fund, as set forth in paragraph 1.3 herein. Such transactions shall take place on the date of the closing provided for in paragraph 3.1 herein (“Closing Date”).

1.2.

The property and assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all property and assets, including, without limitation, all rights, cash, securities, commodities and futures interests and dividends or interests receivable that are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the Valuation Date as defined in paragraph 2.1 (collectively, “Assets”). The Acquired Fund will sell, assign, convey, transfer and deliver to the Acquiring Fund any rights, stock dividends, or other securities received by the Acquired Fund after the Closing Date as stock dividends or other distributions on or with respect to the property and assets transferred, which rights, stock dividends, and other securities shall be deemed included in the property and assets transferred to the Acquiring Fund at the Closing Date and shall not be separately valued, in which case any such distribution that remains unpaid as of the Closing Date shall be included in the determination of the value of the assets of the Acquired Fund acquired by the Acquiring Fund.

1.3.

The Acquired Fund will make reasonable efforts to discharge all of its known liabilities and obligations prior to the Valuation Date. The Acquiring Fund shall assume all of the liabilities of the Acquired Fund, whether accrued or contingent, known or unknown, existing at the Valuation Date (collectively, “Liabilities”).

1.4.

Immediately following the actions contemplated by paragraph 1.1 herein, HLS II shall take such actions necessary to complete the liquidation of the Acquired Fund. To complete the liquidation, HLS II, on behalf of the Acquired Fund, shall (a) distribute to the Acquired Fund’s shareholders of record with respect to each class of its shares as of the Closing as defined in paragraph 3.1 herein (“Acquired Fund Shareholders”), on a pro rata basis within the class, the Acquiring Fund Shares of the corresponding class received by the Acquired Fund pursuant to paragraph 1.1 herein, and (b) completely liquidate. Such distribution and liquidation will be accomplished, with respect to each class of Acquired Fund shares, by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders. The aggregate net asset value of the Class IA and Class IB Acquiring Fund Shares to be so credited to the Class IA and Class IB Acquired Fund Shareholders, respectively, shall, with respect to the class, be equal to the aggregate net asset value of the Acquired Fund Shares of the corresponding class owned by Acquired Fund Shareholders on the Closing Date. All issued and outstanding Acquired Fund Shares will simultaneously be canceled on the books of the Acquired Fund, although share certificates representing interests in Class IA and Class IB Acquired Fund Shares will thereafter represent interests in the corresponding class of Acquiring Fund Shares after the Closing Date, as determined in accordance with paragraph 2.3. The Acquiring Fund shall not issue certificates representing the Class IA and Class IB Acquiring Fund Shares in connection with the Reorganization.

1.5.	Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s Transfer Agent, as defined in paragraph 3.3 herein.

1.6.

Any reporting responsibility of the Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund.

2.	VALUATION

2.1.

The value of the Assets shall be the value of such Assets as of the close of business of the New York Stock Exchange on the last business day before the Closing Date (such time and date being hereinafter called the “Valuation Date”), after the declaration and payment of any dividends and/or other distributions on that date, computed using the valuation procedures set forth in the then-current prospectus and statement of additional information with respect to the Acquired Fund and valuation procedures established by the Boards of Directors of HSF and HLS II (“Boards”).

2.2.

With respect to the Reorganization, the net asset value of each class of Acquiring Fund Shares shall be the same as the net asset value of the corresponding class of Acquired Fund Shares as computed in paragraph 2.1.

2.3.

The number of Acquiring Fund Shares of any class to be issued in connection with the Reorganization shall be equal to the number of full and fractional Acquired Fund Shares of the corresponding class owned by Acquired Fund Shareholders as of the Valuation Date.

2.4.	All computations of value shall be made by Hartford Funds Management Company, LLC (“HFMC”), in its capacity as Fund Accountant, and shall be subject to confirmation by the Companies’ Treasurer.

3.	CLOSING AND CLOSING DATE

3.1.

The closing of the Reorganization (the “Closing”) shall take place on April 29, 2024, or such other date as the parties may agree. All acts taking place at the Closing shall be deemed to take place simultaneously at a time immediately prior to the opening of business on the Closing Date unless otherwise agreed to by the parties. The Closing shall be held at the offices of the Companies or such other place as determined by an officer of the Companies.

3.2.

Prior to the Valuation Date, HSF and HLS II, as applicable, shall issue instructions directing State Street Bank and Trust Company (“Custodian”), to deliver to itself, as Acquiring Fund Custodian, all the Assets of the Acquired Fund held by it as Acquired Fund Custodian as of the Valuation Date in proper form. Each Acquired Fund may inspect such Assets at the offices of the Custodian prior to the Closing Date. As soon as practicable after the close of business on the Valuation Date, the Custodian shall confirm that it has caused to be delivered to itself as Custodian for the Acquiring Fund and in proper form all of the Assets of the Acquired Fund held by the Custodian as of the Valuation Date and also identify any Assets that could not be transferred. To the extent that any Assets of the Acquired Fund, for any reason, are not transferable to the Acquiring Fund, the Acquired Fund shall cause such Assets to be transferred to the corresponding Acquiring Fund’s account with the Custodian at the earliest practicable date thereafter.

3.3.

The Companies shall direct Hartford Administrative Services Company, in its capacity as transfer agent for the Companies (“Transfer Agent”), to deliver to HSF at the Closing a certificate of an authorized officer of the Transfer Agent stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding shares owned by each such shareholder as of the Valuation Date. An officer of the Transfer Agent shall confirm that (a) the appropriate number of Acquiring Fund Shares have been credited to the Acquired Fund’s account on the books of the Acquiring Fund pursuant to paragraph 1.1 herein prior to the actions contemplated by paragraph 1.4 herein and (b) the appropriate number of Acquiring Fund Shares have been credited to the accounts of the Acquired Fund Shareholders on the books of the Acquiring Fund pursuant to paragraph 1.4 herein. At the Closing, the Companies shall execute such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as necessary to effect the Reorganization.

3.4.

In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of HFMC or the Boards, accurate appraisal of the value of the net assets of the Acquiring Fund or the Acquired Fund, respectively, is impracticable, the Valuation Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored and the Closing Date postponed to the following business day, or (c) if HFMC determines that that a delay in the Valuation Date and Closing Date is in the best interests of the Acquired Fund shareholders due to market conditions or other similar issues.

4.	REPRESENTATIONS AND WARRANTIES

4.1.

Except as has been fully disclosed to the Acquiring Fund prior to the date of this Agreement in writing, HLS II, on behalf of the Acquired Fund, represents and warrants to HSF, on behalf of the Acquiring Fund, as follows:

(a)  The Acquired Fund is duly organized as a series of HLS II, which is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with power under its Articles of Incorporation, as amended from time to time (“Charter”), to own all of its Assets and to carry on its business as it is now being conducted;

(b)  HLS II is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act, and the registration of the Class IA and Class IB Acquired Fund Shares under the Securities Act of 1933, as amended (“1933 Act”), is in full force and effect as of the Valuation Date;

(c)  No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”), the 1940 Act and state securities laws;

(d)  The current prospectus and statement of additional information of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder; and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

(e)  On the Closing Date, the Acquired Fund will have good and marketable title to the Assets of the Acquired Fund and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such Assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act;

(f)  The Acquired Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of HLS II’s Charter or Bylaws, as amended from time to time, or of any agreement, indenture, instrument, contract, lease or other undertaking to which HLS II, on behalf of the Acquired Fund, is a party or by which it is bound, or (ii) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which HLS II, on behalf of the Acquired Fund, is a party or by which it is bound;

(g)  All material contracts or other commitments of the Acquired Fund (other than this Agreement and certain investment contracts including options, futures, and forward contracts) will terminate without liability to the Acquired Fund on or prior to the Closing Date;

(h)  No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to HLS II’s knowledge, threatened against HLS II, with respect to the Acquired Fund or any of its properties or assets, that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. HLS II, on behalf of the Acquired Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

(i)  The Statement of Assets and Liabilities of the Acquired Fund as of December 31, 2023, and the related Statement of Operations, Statement of Changes in Net Assets, Schedule of Investments and Financial Highlights for the periods then ended, have been audited by PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm, included in its report dated February 14, 2024, who issued an unqualified opinion thereon, and present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with U.S. generally accepted accounting principles (“GAAP”), and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein;

(j)  Since December 31, 2023, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness other than in the ordinary course in accordance with the Acquired Fund’s investment restrictions. For the purposes of this subparagraph (j), a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of Acquired Fund liabilities, or the redemption of Acquired Fund Shares by shareholders of the Acquired Fund shall not constitute a material adverse change;

(k)  On the Closing Date, all federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof and, to the best knowledge of HLS II, no such return is currently under audit and no assessment has been asserted with respect to such returns;

(l)  For each taxable year of its operation (including the taxable year ending on the Closing Date), the Acquired Fund has met (or will meet) the requirements of Subchapter M of the Code for qualification as a regulated investment company, has been (or will be) eligible to and has computed (or will compute) its federal income tax under Section 852 of the Code, and will have distributed all of its investment company taxable income (computed without regard to any deduction for dividends paid) and net capital gain (as defined in the Code) that has accrued through the Closing Date, and before the Closing Date will have declared dividends sufficient to distribute all of its investment company taxable income (computed without regard to any deduction for dividends paid) and net capital gain (after reduction for any available capital loss carryover) for the period ending on the Closing Date;

(m)  All issued and outstanding Acquired Fund Shares are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by HLS II and have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and other securities laws. All of the issued and outstanding Acquired Fund Shares will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Acquired Fund, as provided in paragraph 3.3 herein. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquired Fund Shares, nor is there outstanding any security convertible into any of the Acquired Fund Shares;

(n)  The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly authorized by all necessary action, if any, on the part of the Directors of HLS II, on behalf of the Acquired Fund, and this Agreement constitutes a valid and binding obligation of HLS II, on behalf of the Acquired Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles; and

(o)  The information to be furnished by the Acquired Fund for use in registration statements, information statement materials and other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority, Inc.), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

4.2.

Except as has been fully disclosed to the Acquired Fund prior to the date of this Agreement in writing, HSF, on behalf of the Acquiring Fund, represents and warrants to HLS II, on behalf of the Acquired Fund, as follows:

(a)  The Acquiring Fund is duly organized as a series of HSF, which is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, with power under the Charter to own all of its properties and assets and to carry on its business as it is now being conducted;

(b)  HSF is registered with the Commission as an open-end management investment company under the 1940 Act, and the registration of the Class IA and Class IB Acquiring Fund Shares under the 1933 Act will be in full force and effect on the Closing Date;

(c)  No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities laws;

(d)  As of the Closing Date, the prospectus and statement of additional information of the Acquiring Fund will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

(e)  The Acquiring Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of HSF’s Charter or Bylaws, as amended from time to time, or of any agreement, indenture, instrument, contract, lease or other undertaking to which HSF, on behalf of the Acquiring Fund, is a party or by which it is bound, or (ii) the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which HSF, on behalf of the Acquiring Fund, is a party or by which it is bound;

(f)  No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against HSF, with respect to the Acquiring Fund or any of the Acquiring Fund’s properties or assets, that, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business. HSF, on behalf of the Acquiring Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions herein contemplated;

(g)  At the Valuation Date, the Acquiring Fund will have no assets (other than any seed capital invested by HFMC and/or its affiliates) and no liabilities. The Acquiring Fund has not commenced investment operations and will not commence investment operations until after the Valuation Date;

(h)  For each taxable year of its operation (including the taxable year that includes the Closing Date), the Acquiring Fund will meet the requirements of Subchapter M of the Code for qualification as a regulated investment company, will be eligible to and will compute its federal income tax under Section 852 of the Code;

(i)  All issued and outstanding Acquiring Fund Shares are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by HSF and have been offered and sold in every state, territory and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and other securities laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares;

(j)  The execution, delivery and performance of this Agreement and the transactions contemplated herein, have been duly authorized by all necessary action, if any, on the part of the Directors of HSF, on behalf of the Acquiring Fund, and this Agreement constitutes a valid and binding obligation of HSF, on behalf of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles;

(k)  The Class IA and Class IB Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Agreement, will on the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, and will be fully paid and non-assessable by the Acquiring Fund; and

(l)  The information to be furnished by the Acquiring Fund for use in registration statements, information statement materials and other documents that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto.

5.	COVENANTS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

5.1.

The Acquiring Fund and the Acquired Fund each will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable.

5.2.	Class IA and Class IB Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.3.

Subject to the provisions of this Agreement, the Acquiring Fund and the Acquired Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.4.

The Acquiring Fund and the Acquired Fund shall each use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

5.5.

HLS II, on behalf of the Acquired Fund, shall execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as may be necessary or desirable in order to (1) vest in and confirm (a) the title and possession of the Acquired Fund of the Acquiring Fund Shares to be delivered hereunder and (b) the title and possession of the Acquiring Fund of all the Assets and (2) otherwise to carry out the intent and purpose of this Agreement.

5.6.

The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing Date.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND

The obligations of HLS II, on behalf of the Acquired Fund, to consummate the transactions provided for herein shall be subject, at HLS II’s election, to the performance by HSF, on behalf of the Acquiring Fund, of all the obligations to be performed by it hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

6.1.

All representations and warranties of HSF, on behalf of the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

6.2.

HSF, on behalf of the Acquiring Fund, shall have delivered to the Acquired Fund a certificate executed by HSF’s President or Vice President and its Treasurer or Assistant Treasurer, and dated as of the Closing Date, to the effect that the representations and warranties of HSF, on behalf of the Acquiring Fund, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement;

6.3.

HSF, on behalf of the Acquiring Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by HSF, on behalf of the Acquiring Fund, on or before the Closing Date; and

6.4.	The number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization shall have been calculated in accordance with paragraph 1.1 herein.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

The obligations of HSF, on behalf of the Acquiring Fund, to consummate the transactions provided for herein shall be subject, at HSF’ election, to the performance by HLS II, on behalf of the Acquired Fund, of all of the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

7.1.

All representations and warranties of HLS II, on behalf of the Acquired Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date;

7.2.	HLS II shall have delivered to the Acquiring Fund a statement of the Acquired Fund’s Assets and Liabilities, as of the Closing Date, certified by the Treasurer of HLS II;

7.3.

HLS II, on behalf of the Acquired Fund, shall have delivered to the Acquiring Fund a certificate executed in the name of the Acquired Fund by its President or Vice President and its Treasurer or Assistant Treasurer and dated as of the Closing Date to the effect that the representations and warranties of HLS II, on behalf of the Acquired Fund, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement;

7.4.

HLS II, on behalf of the Acquired Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by HLS II, on behalf of the Acquired Fund, on or before the Closing Date; and

7.5.	The number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization shall have been calculated in accordance with paragraph 1.1 herein.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to the Acquired Fund, HSF may, at its option, refuse to consummate the transactions contemplated by this Agreement. If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to the Acquiring Fund, HLS II may, at its option, refuse to consummate the transactions contemplated by this Agreement:

8.1.

The Agreement and the transactions contemplated herein shall have been approved by the Board of Directors of HLS II, and each party shall have delivered to the other certified copies of the resolutions evidencing such approval;

8.2.

On the Closing Date no action, suit or other proceeding shall be pending or, to the Companies’ knowledge, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

8.3.

All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by the Companies to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund;

8.4.

The post-effective amendment to the registration statement on Form N-1A of HSF with respect to the Acquiring Fund shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act;

8.5.

The Companies shall have received the opinion of counsel substantially to the effect that, based upon certain facts, assumptions, and representations, the transaction contemplated by this Agreement shall constitute a tax-free reorganization for federal income tax purposes. The delivery of such opinion is conditioned upon receipt by counsel to the Companies of representations it shall request of the Companies. Notwithstanding anything herein to the contrary, the Companies may not consummate such transactions contemplated by the Agreement if this condition is not satisfied.

9.	INDEMNIFICATION

9.1.

HSF, out of the Acquiring Fund’s assets and property (including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies or indemnification agreements), agrees to indemnify and hold harmless the Acquired Fund from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquired Fund may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement, provided that such indemnification by the Acquiring Fund is not in violation of any applicable law.

9.2.

HLS II, out of the Acquired Fund’s assets and property (including any amounts paid to the Acquired Fund pursuant to any applicable liability insurance policies or indemnification agreements), agrees to indemnify and hold harmless the Acquiring Fund from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement, provided that such indemnification by the Acquired Fund is not in violation of any applicable law.

10.	BROKERAGE FEES AND EXPENSES

10.1.

HSF, on behalf of the Acquiring Fund and, HLS II on behalf of the Acquired Fund, represents and warrants that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

10.2.

The Acquired Fund will bear the costs of the Reorganization. Reorganization costs include, but are not limited to: (1) the expenses associated with the preparation, printing and mailing of the supplement, (2) the preparation of the registration statement and other shareholder communications and any filings with the SEC and/or other governmental authorities in connection with the Reorganization; and (3) legal, audit, custodial and other fees incurred in connection with the Reorganization.

11.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

11.1.

The Companies have not made any representation, warranty or covenant, on behalf of either the Acquired Fund or the Acquiring Fund, as applicable, not set forth herein, and this Agreement constitutes the entire agreement between the Acquiring Fund and Acquired Fund with respect to the Reorganization.

11.2.

The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder. The covenants to be performed after the Closing and the obligations of each of the Acquired Fund and Acquiring Fund in paragraphs 9.1 and 9.2 shall survive the Closing.

12.	TERMINATION

This Agreement may be terminated and the transactions contemplated hereby may be abandoned by resolution of HSF’s or HLS II’s Board of Directors, on behalf of either the Acquiring Fund or the Acquired Fund, respectively, at any time prior to the Closing Date, if circumstances should develop that, in its opinion, make proceeding with the Agreement inadvisable.

13.	AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of the Companies.

14.	HEADINGS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY

14.1.	The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2.	This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its principles of conflicts of laws.

14.3.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer.

HARTFORD SERIES FUND, INC., ON BEHALF OF ITS SERIES, HARTFORD SMALL CAP GROWTH HLS FUND

By:	/s/ Thomas R. Phillips

Name: Thomas R. Phillips
Title: Secretary

HARTFORD HLS SERIES FUND II, INC., ON BEHALF OF ITS SERIES, HARTFORD SMALL CAP GROWTH HLS FUND

By:	/s/ Thomas R. Phillips

Name: Thomas R. Phillips
Title: Secretary